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                     June 18, 2024

       Hilton H. Howell, Jr.
       Chief Executive Officer
       GRAY TELEVISION INC
       370 Peachtree Road
       NE Atlanta, GA 30319

                                                        Re: GRAY TELEVISION INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 23,
2024
                                                            File No. 001-13796

       Dear Hilton H. Howell, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology